Exhibit 99.1

For Immediate Release:  August 2, 2005
Contact:  Paul Sunu, Chief Financial Officer at (919) 563-8222 or
          Rick Whitener, Vice President and Treasurer at (919) 563-8374

Bond Ticker: MADRIV
August 2, 2005
Mebane, North Carolina

           MADISON RIVER CAPITAL, LLC ANNOUNCES 2005 SECOND QUARTER AND SIX MONTHS UNAUDITED FINANCIAL AND OPERATING RESULTS

Mebane, North Carolina - August 2, 2005 - Madison River Capital, LLC today announced its unaudited financial and operating results for the second quarter and six months ended June 30, 2005. The Company operates four rural telephone companies, or RLECs, that serve business and residential customers in the Southeast and Midwest regions of the United States. The Company also provides edge-out services as a competitive local exchange carrier to markets in close proximity to its RLECs.

2005 Second Quarter Financial and Operating Results
---------------------------------------------------

    The Company reported an increase in net operating income of $2.3 million, or 16.7%, to $16.1 million in the second quarter ended June 30, 2005 from $13.8 million in the second quarter ended June 30, 2004. Total revenues in the second quarter ended June 30, 2005 were $47.7 million, a decrease of $0.1 million, or 0.2%, from revenues of $47.8 million in the second quarter ended June 30, 2004. In addition, the Company reported net income of $2.1 million in the second quarter of 2005 compared to a net loss of $2.5 million in the second quarter of 2004, an improvement of $4.6 million.

    Adjusted Operating Income (1) is computed as net operating income (loss) before depreciation, amortization and non-cash long-term incentive plan expenses. Please refer to Footnote 1 - Non-GAAP Financial Measures for a reconciliation of Adjusted Operating Income to net operating income (loss). For the second quarter ended June 30, 2005, Adjusted Operating Income was $25.2 million and was computed by taking operating income of $16.1 million and adding back depreciation and amortization expenses of $9.4 million and subtracting the benefit from the reversal of long-term incentive plan expenses of $0.3 million. The Adjusted Operating Income of $25.2 million was a decrease of $0.3 million, or 1.0%, from the $25.5 million in Adjusted Operating Income reported in the second quarter ended June 30, 2004.

    Revenues from the RLEC operations in the second quarter of 2005 were $45.1 million compared to $44.8 million in the second quarter of 2004, an increase of $0.3 million, or 0.7%. The increase is attributed primarily to a $1.0 million increase in Internet and enhanced data service revenues and a $0.3 million increase in long distance revenues. These increases were partially offset by a $0.7 million decrease in local service revenues and a $0.3 million decrease in miscellaneous telecommunications revenues. The increase in Internet and enhanced data services revenues is attributed to the growth in the number of DSL connections in service. At June 30, 2005, the RLECs served 42,827 DSL connections compared to 34,254 DSL connections at June 30, 2004, an increase of 8,573 connections, or 25.0%. The increase in long distance revenues is attributed to the growth in the number of long distance accounts served by the Company as well as the additional revenues from the long distance accounts included in the acquisition of the two exchanges in North Carolina. The decrease in local service revenues is attributed primarily to a decrease in end user revenues and a decrease in network access revenues as the result of a decrease in voice access lines in service. The RLEC operations served 182,004 voice access lines at June 30, 2005 compared to 185,331 voice access lines in service at June 30, 2004, a decrease of 3,327 lines or 1.8%. Partially offsetting the decrease in local service revenues and the decrease in voice access lines are 3,587 voice access lines in two exchanges the Company acquired at the end of April 2005. In addition, in the second quarter of 2004, network access revenues benefited from certain non-recurring revenues from wireless settlements. No comparable amounts were recognized in the second quarter of 2005. The decrease in miscellaneous telecommunications revenues is attributed primarily to a $0.5 million decrease in revenues from a special construction project, partially offset by a decrease of $0.2 million in uncollectible expenses, which are included in miscellaneous telecommunications revenues, in the second quarter of 2005 compared to the second quarter of 2004.

    Net operating income from the RLEC operations for the second quarter ended June 30, 2005 was $18.6 million compared to net operating income for the second quarter ended June 30, 2004 of $16.1 million, an increase of $2.5 million, or 15.5%. The increase is attributed to a decrease in operating expenses of $2.2 million in addition to the $0.3 million increase in revenues as discussed above. The decrease in operating expenses is comprised of a $0.3 million decrease in cost of services and sales, a $1.0 million decrease in selling, general and administrative expenses and a $0.9 million decrease in depreciation and amortization expenses. The decrease in cost of services and sales is attributed primarily to lower materials and labor costs related to less activity on a special construction project and a reduction in expenses for DSL modems which are expensed at the time the DSL connection is placed in service. In the second quarter of 2005, the Company placed in service 970 net new DSL connections compared to 3,608 net new DSL connections placed in service in the second quarter of 2004. This decrease was partially offset by an increase in access expenses. In selling, general and administrative expenses, the decrease of $1.0 million is attributed primarily to a decrease in long-term incentive plan expenses. In the second quarter of 2005, the RLEC operations recognized a benefit of $0.3 million for the reversal of long-term incentive plan expenses related to employees who are no longer employed by the Company. In the second quarter of 2004, long-term incentive plan expenses in the RLEC operations were $0.9 million, or $1.2 million higher than the second quarter of 2005. The $0.9 million decrease in depreciation and amortization expenses in the second quarter of 2005 when compared to the second quarter of 2004 was largely due to certain classes of assets becoming fully depreciated.

    For the second quarter ended June 30, 2005, the RLEC operations reported Adjusted Operating Income (1) of $25.1 million and an Adjusted Operating Income margin of 55.7%. The Adjusted Operating Income margin (1) is computed by dividing the RLEC's Adjusted Operating Income of $25.1 million by total revenues in the RLEC operations of $45.1 million. Please refer to Footnote 1
- Non-GAAP Financial Measures for a reconciliation of Adjusted Operating Income and Adjusted Operating Income margin to net operating income (loss) and net operating income margin, respectively. For the second quarter of 2004, the RLEC operations reported Adjusted Operating Income of $24.7 million and an Adjusted Operating Income margin of 55.1%. Adjusted Operating Income in the second quarter of 2005 was $0.4 million, or 1.7%, higher than in the second quarter of 2004.

    On April 30, 2005, the Company's North Carolina rural telephone company, Mebtel, Inc., completed the acquisition of certain assets comprising two exchanges in North Carolina for approximately $6.3 million. As of June 30, 2005, the exchanges served 3,587 voice access lines and 2,493 long distance accounts. The Company is currently upgrading the network serving these two exchanges in order to begin offering DSL services and expects to complete this project during the third quarter of 2005.

    As of June 30, 2005, the RLEC operations had 224,831 voice access and DSL connections in service. This represents an increase of 5,246 connections, or 2.4%, from the total number of connections in service at June 30, 2004. The change consisted of an increase in DSL connections of 8,573, offset by a decrease in voice access lines of 3,327, or 1.8%. Excluding the voice access lines from the two exchanges acquired by the Company and adjusting for voice access lines lost due to damages from Hurricane Ivan in Alabama and the full deployment of troops from Fort Stewart in Georgia, losses which the Company believes are temporary, and the loss of second lines, the decrease in RLEC voice access lines was approximately 2,199 lines, or 1.2%. DSL connections at June 30, 2005 increased 25.0% compared to DSL connections at June 30, 2004. Excluding the DSL connections lost as a result of the hurricane damages and the troop deployment, the increase in DSL connections would have been approximately 9,672 connections, or 28.2%. The Company's residential penetration rate for its DSL service as a percentage of primary residential access lines reached 34.3% at June 30, 2005 compared to 26.9% at June 30, 2004. As expected, the Company continues to add new DSL connections on a quarterly basis but the rate of increase in new connections has declined.

    At June 30, 2005, the RLEC operations had 182,004 voice access lines in service compared to 185,331 voice access lines in service at June 30, 2004, a decrease of 3,327 lines that is attributable primarily to damages from Hurricane Ivan in Alabama, the loss of primary voice access lines at Gallatin River Communications, the impact of a full troop deployment from the military bases served by the Company's RLEC in Georgia, Coastal Utilities, Inc., and a decrease in second lines served. This decrease was partially offset by the addition of 3,587 lines from the acquisition of the two exchanges in North Carolina. Hurricane-related damages resulted in the disconnection of approximately 2,727 voice access lines at June 30, 2005, compared to approximately 2,935 disconnections at March 31, 2005. The Company believes that these voice access lines should return to service as repairs and restorations in this area are completed. Primary voice access lines served by Gallatin River Communications, the Company's Illinois RLEC, decreased by approximately 3,544 lines from June 30, 2004 to June 30, 2005 as this region continues to deal with weak economic conditions that have persisted in recent years. Voice access lines at Coastal Utilities decreased by approximately 1,227 lines as a result of a full deployment of the 3rd Infantry Division from Fort Stewart and Hunter Army Airfield in Georgia. According to military officials, the deployment could last at least 14 months. The Company believes that these lines will be recovered when the troops return from the deployment. Finally, second lines decreased by 761 lines from 7,336 second lines in service at June 30, 2004 to 6,575 second lines in service at June 30, 2005. The decrease in second lines is attributed primarily to customers who remove second lines when upgrading to the Company's DSL service.

    On a sequential quarter basis, voice access and DSL connections in the RLECs increased by 3,586 connections at June 30, 2005, or 1.6%, from March 31, 2005. The increase is attributed to an increase in voice access lines of 2,616 lines, or 1.5% and an increase in DSL connections of 970, or 2.3%. The increase in voice access lines is attributed primarily to the acquisition of the two exchanges in April 2005. The growth in DSL connections is attributed primarily to continued acceptance of the No Limits package. Of the 224,831 total RLEC connections at June 30, 2005, 121,028 are residential voice access lines, 60,976 are business voice access lines and 42,827 are DSL connections. The RLEC operations also served 106,004 long distance accounts at June 30, 2005 for a penetration rate over total RLEC access lines of 58.2%. In addition, the RLEC operations had 13,297 dial-up Internet accounts at June 30, 2005. RLEC access minutes of use increased 0.8% in the second quarter of 2005 compared to the second quarter of 2004.

    Revenues from edge-out services in the second quarter of 2005 were $2.6 million, a decrease of $0.4 million, or 13.8%, from revenues of $3.0 million in the second quarter of 2004. The decrease is attributed primarily to a decrease in the number of connections served in the edge-out markets. The Company's edge-out services incurred a net operating loss of $2.5 million in the second quarter of 2005 compared to a net operating loss of $2.3 million in the second quarter of 2004, a change of $0.2 million or 8.1%. The change in the net operating loss is attributed primarily to the decrease in revenues and is partially offset by a decrease of $0.2 million in operating expenses. The decrease in operating expenses is largely due to a $0.4 million decrease in depreciation and amortization expense in the second quarter ended June 30, 2005 compared to the second quarter ended June 30, 2004 from certain assets becoming fully depreciated. In addition, selling, general and administrative expenses decreased $0.2 million. Offsetting these decreases were certain nonrecurring settlements from several disputes arising out of interconnection agreements that totaled approximately $0.4 million that reduced cost of services and sales in the second quarter of 2004. No comparable settlements were recognized in the second quarter of 2005.

    Adjusted Operating Income (1) in the edge-out services for the second quarter of 2005 was $0.1 million compared to $0.8 million in the second quarter of 2004, a decrease of $0.7 million, or 82.3%. Please refer to Footnote 1 - Non-GAAP Financial Measures for a reconciliation of Adjusted Operating Income to net operating income (loss). The decrease is attributed primarily to the decrease in revenues and the impact of the nonrecurring settlements in the second quarter of 2004 for which no comparable settlements were recognized in the second quarter of 2005.

    As of June 30, 2005, the edge-out services had 11,812 voice access lines and 653 high-speed data connections in service compared to 14,012 voice access lines and 675 high-speed data connections in service as of June 30, 2004. This is a decrease of 2,200 voice access lines, or 15.7%, and 22 high-speed data connections, or 3.3%. Of the decrease in voice access lines, approximately 2,200 are attributed to the loss of one customer in the third quarter of 2004.


2005 Six Month Financial and Operating Results
----------------------------------------------
    Net operating income in the six months ended June 30, 2005 was $31.4 million, an increase of $4.7 million, or 18.0%, compared to net operating income in the six months ended June 30, 2004 of $26.7 million. For the first six months of 2005 and 2004, revenues were $95.6 million and $96.4 million, respectively, a decrease of $0.8 million or 0.8%.

    The RLEC operations reported revenues of $90.3 in the first six months of 2005 and $90.2 million in the first six months of 2004. The revenues for the RLEC operations reflect a $1.9 million increase in Internet and enhanced data revenues and a $0.3 million increase in long distance revenues offset by a $2.0 million decrease in local service revenues and a $0.1 million decrease in miscellaneous telecommunication revenues. The increase in Internet and enhanced data revenues is attributed to the growth in the number of DSL subscriber connections in service. Long distance revenues increased primarily as the result of an increase in the number of long distance customers served. The decrease in local service revenues is attributed primarily to a decrease in the number of voice access lines in service and a decrease in network access revenues. Finally, the decrease in miscellaneous telecommunication revenues is largely due to lower revenues from a special construction project partially offset by a reduction in uncollectibles expense. Revenues from edge-out services were $5.3 million in the first half of 2005, a decrease of $0.9 million, or 13.4%, from revenues of $6.2 million in the first half of 2004. The decrease in revenues is largely due to the decrease in the number of connections served in the edge-out markets.

    For the six months ended June 30, 2005 and 2004, net operating income in the RLEC operations was $36.4 million and $31.8 million, respectively, representing an increase of $4.6 million or 14.4%. The increase in net operating income for the RLEC operations is attributed to the $4.5 million decrease in operating expenses. Depreciation and amortization expenses decreased $3.0 million and long-term incentive plan expenses decreased $1.7 million in the six months ended June 30, 2005 compared to the six months ended June 30, 2004. The edge-out services reported a net operating loss of $5.0 million in the first six months of 2005 compared to a net operating loss of $5.1 million in the first six months of 2004, an improvement of $0.1 million, or 4.3%. The improvement is attributed to a decrease in operating expenses of $1.0 million, primarily from a reduction in depreciation and amortization expenses, partially offset by a decrease in revenues of $0.9 million.

    Adjusted Operating Income (1) was $50.2 million in the six months ended June 30, 2005, a decrease of $1.2 million, or 2.2%, from Adjusted Operating Income of $51.4 million in the six months ended June 30, 2004. For the RLEC operations and edge-out services, Adjusted Operating Income was $50.0 million and $0.2 million, respectively, in the six month period ended June 30, 2005. For the six months ended June 30, 2004, Adjusted Operating Income in the RLECs and edge-out services was $50.1 million and $1.3 million, respectively. Adjusted Operating income margin for the RLEC operations was 55.4% in the first six months of 2005 compared to 55.6% in the first six months of 2004. Please refer to Footnote 1 - Non-GAAP Financial Measures for a reconciliation of Adjusted Operating Income and Adjusted Operating Income margin to net operating income (loss) and net operating income margin, respectively.

    Interest expense in the six months ended June 30, 2005 decreased $1.8 million, or 5.8%, to $28.5 million from $30.3 million in the six months ended June 30, 2004. The decrease is attributable primarily to a lower weighted average balance of long-term debt outstanding in the first six months of 2005 compared to the first six months of 2004. In addition, the weighted average interest rate on the term loans with the RTFC was lower during the first six months of 2005 compared to the first six months of 2004 as the result of the expiration of higher fixed interest rates on term notes in the fourth quarter of 2004 and the second quarter of 2005. Net other income increased approximately $0.4 million to $2.0 million in the six months ended June 30, 2005 from $1.6 million in the six months ended June 30, 2004 and is attributed primarily to an increase in interest income as a result of higher cash balances and an increase in accruals for dividends from the Rural Telephone Bank.

    The Company reported income tax expense of $2.3 million in the six months ended June 30, 2005 compared to income tax expense of $1.7 million in the six months ended June 30, 2004, an increase of $0.6 million. In the first quarter of 2005, the Company recorded a one-time accrual of approximately $0.9 million for state income tax expense related to a proposed audit adjustment from an audit by the Alabama Department of Revenue that the Company intends to appeal. The Company also accrued approximately $0.1 million for potential interest expense related to this income tax assessment in the first quarter of 2005. In the second quarter of 2004, the Department of Justice, on behalf of the Internal Revenue Service, filed suit against two of the Company's subsidiaries, Gulf Coast Services, Inc. and Coastal Utilities, Inc., claiming that certain refunds they had received were erroneous refunds that should be returned. As a result, the Company accrued approximately $2.0 million in income tax expense and $0.4 million in interest expense during the second quarter of 2004 related to these claims. The Company is vigorously defending itself against these suits. However, at this time, the Company is uncertain as to the outcome of the appeal of the adjustment from the audit by the Alabama Department of Revenue or the suits filed by the Department of Justice. The remaining increase is due to an increase in pre-tax income of the Company. In the first six months of 2004, the Company reported a loss before income taxes of approximately $2.0 million. In the first six months of 2005, the Company reported income before income taxes of approximately $4.9 million, an improvement of $6.9 million.

    Net income in the six months ended June 30, 2005 was $2.7 million compared to a net loss of $3.8 million in the six months ended June 30, 2004, an improvement of $6.5 million.

    J. Stephen Vanderwoude, Chairman and Chief Executive Officer, commented, "We are pleased with the results we have achieved through the first six months of this year. Although we have had some challenges in our Southeastern markets in the past year, we believe we are now seeing positive indications of growth in these areas. For example, in our Alabama RLEC, continued strength in tourism along the coastal areas we serve is driving new housing and commercial development and expansion. We also expect our Georgia RLEC to benefit from the commercial development being attracted to the East End Project, a new business development zone in near proximity to the area we service."

    As of June 30, 2005, the Company had approximately $74.4 million in liquidity consisting of $33.4 million in cash on hand and $41.0 million that is fully available under two lines of credit with the Rural Telephone Finance Cooperative. This is an increase of $7.5 million from the Company's liquidity of $66.9 million at June 30, 2004. As discussed below, the Company has entered into a new credit facility and accordingly, has cancelled its existing lines of credit with the RTFC.

    The Company announced that on July 29, 2005, it completed a new $550 million credit facility consisting of a $475 million, seven-year term loan provided by a syndicate of banks and a $75 million, seven-year revolving credit facility provided by the RTFC. Lead arrangers for the new credit facility were Merrill, Lynch, Pierce, Fenner & Smith Incorporated and Goldman Sachs Credit Partners L.P. Along with Merrill Lynch and Goldman Sachs, Lehman Brothers Inc. served as a joint bookrunner on the new facility and an affiliate of Lehman Brothers will serve as the administrative agent and the collateral agent. Proceeds from the new credit facility along with the redemption of the RTFC subordinated stock certificates were used to repay all term loans outstanding to the RTFC plus a portion of the fees and expenses of the transaction. In addition, the Company issued a notice of redemption to noteholders notifying them of its intent to voluntarily redeem $102.0 million of the outstanding senior notes at 106.625% of par value plus accrued interest on August 29, 2005 from the remaining proceeds and cash on hand.

    Capital expenditures for the six months ended June 30, 2005 were approximately $4.9 million. The Company expects total capital expenditures to be approximately $13.3 million for 2005 which includes approximately $0.6 million in capital expenditures related to the acquisition of the two exchanges in North Carolina.

    The Company also announced an agreement with the National Rural Telecommunications Cooperative that allows the Company to offer DIRECTV satellite television service to its customers. During the second quarter of 2005, the Company began offering DIRECTV services on a limited basis to employees of the Company. The Company anticipates that a full introduction of these services to all customers will commence during the third quarter of 2005.

    In addition, the Company announced that on April 28, 2005 the completion of a new collective bargaining agreement, covering 56 employees of Gallatin River Communications located in Galesburg, Illinois, for a period of five years. The existing agreement expired on April 30, 2005. The Company's remaining two labor agreements with the International Brotherhood of Electrical Workers, covering approximately 82 employees of Gallatin River Communications in Pekin and Dixon, Illinois, are scheduled to be renegotiated later in 2005.


Earnings Release Conference Call

    Because the Company is in a quiet period due to the filing of a Form S-1 Registration Statement by Madison River Communications Corp. with the Securities and Exchange Commission, the Company will not have its regularly scheduled earnings call discussing its second quarter and six months financial and operating results.

1   Non-GAAP Financial Measures
-------------------------------
    Adjusted Operating Income, which is a non-GAAP financial measure, is operating income (loss) before depreciation and amortization expenses and non-cash long-term incentive plan expenses. Adjusted Operating Income margin is Adjusted Operating Income divided by total revenues. Management uses Adjusted Operating Income and Adjusted Operating Income margin to measure its operating performance. You should be aware that these metrics for measuring the Company's financial results will be different from comparable information provided by other companies and should not be used as an alternative to the operating and other financial information of the Company as determined under accounting principles generally accepted in the United States. The computation of Adjusted Operating Income and Adjusted Operating Income margin and a reconciliation of those measures to net operating income (loss) and net operating income margin are as follows:


Reconciliation of Non-GAAP Measures to Most Directly Comparable GAAP Measures (dollars in thousands):

                                                  RLEC Operations
                                                 Dollars    Margin        EOS       Consolidated
                                               -----------  ------     ----------   -------------
For the second quarter ended June 30, 2005:
Net operating income (loss)                    $   18,535    41.1%     $  (2,452)    $   16,083
Add back: Depreciation and amortization             6,829    15.2%         2,593          9,422
          Long-term incentive plan
               (benefit) expenses                    (285)   (0.6%)            4           (281)
                                                ---------   ------      --------      ---------
Adjusted Operating Income                      $   25,079    55.7%    $      145     $   25,224
                                                =========   ======      ========      =========

For the second quarter ended June 30, 2004:

Net operating income (loss)                    $   16,050    35.9%     $  (2,268)    $   13,782
Add back: Depreciation and amortization             7,684    17.2%         3,023         10,707
          Long-term incentive plan expenses           932     2.0%            66            998
                                                ---------   ------      --------      ---------
Adjusted Operating Income                      $   24,666    55.1%     $     821     $   25,487
                                                =========   ======      ========      =========

For the six months ended June 30, 2005:
Net operating income (loss)                    $   36,350    40.3%     $  (4,911)    $   31,439
Add back: Depreciation and amortization            13,566    15.0%         5,130         18,696
          Long-term incentive plan expenses            77     0.1%             9             86
                                                ---------   ------      --------      ---------
Adjusted Operating Income                      $   49,993    55.4%     $     228     $   50,221
                                                =========   ======      ========      =========

For the six months ended June 30, 2004:
Net operating income (loss)                    $   31,783    35.3%     $  (5,134)    $   26,649
Add back: Depreciation and amortization            16,517    18.3%         6,299         22,816
          Long-term incentive plan expenses         1,805     2.0%           101          1,906
                                                ---------   ------      --------      ---------
Adjusted Operating Income                      $   50,105    55.6%     $   1,266     $   51,371
                                                =========   ======      ========      =========

Selected Unaudited Financial Results and Operating Data

Selected unaudited financial and operating results for the second quarter and six months ended June 30, 2005 and 2004 were as follows:







                                     Second Quarter Ended          Six Months Ended
                                     --------------------        --------------------
                                     June 30,    June 30,        June 30,    June 30,
                                       2005        2004            2005        2004
                                     --------    --------        --------    --------
Selected Financial Results (dollars in millions):
-------------------------------------------------
Net revenues                          $  47.7     $  47.8         $  95.6     $  96.4
  RLEC operations                        45.1        44.8            90.3        90.2
  Edge-out services                       2.6         3.0             5.3         6.2

Operating expenses                       31.6        34.0            64.2        69.7
  RLEC operations                        26.5        28.7            53.9        58.4
  Edge-out services                       5.1         5.3            10.3        11.3

Net operating income (loss)              16.1        13.8            31.4        26.7
  RLEC operations                        18.6        16.1            36.4        31.8
  Edge-out services                      (2.5)       (2.3)           (5.0)       (5.1)

Net income (loss)                         2.1        (2.5)            2.7        (3.8)
  RLEC operations                         6.4         6.2            14.9        14.5
  Edge-out services                      (4.3)       (8.7)          (12.2)      (18.3)

Adjusted Operating Income (a)            25.2        25.5            50.2        51.4
  RLEC operations                        25.1        24.7            50.0        50.1
  Edge-out services                       0.1         0.8             0.2         1.3

Cash and cash equivalents             $  33.4     $  25.9             (b)         (b)
Net telephone plant and equipment       285.2       307.9             (b)         (b)
Total assets                            774.4       788.9             (b)         (b)
Long-term debt                          613.5       623.0             (b)         (b)
Member's interest                       251.7       251.3             (b)         (b)
Accumulated deficit                    (200.3)     (212.1)            (b)         (b)
Accumulated other comprehensive loss     (4.2)       (3.5)            (b)         (b)


Selected Operating Data:

Total connections in service          237,296 (c)   234,272           (b)         (b)
  RLEC operations:
    Voice access lines                182,004 (c)   185,331           (b)         (b)
    DSL connections                    42,827        34,254           (b)         (b)
  Edge-out services:
    Voice access lines                 11,812        14,012           (b)         (b)
    DSL connections                       653           675           (b)         (b)

Employees                                 619           624           (b)         (b)

(a) Please refer to Footnote 1 -Non-GAAP Financial Measures above for a reconciliation of Adjusted Operating Income to net operating income (loss).

(b) Six month results are the same as those presented for second quarter results.

(c) Includes 3,587 voice access lines from the acquisition of two exchanges in April 2005.

Forward-Looking Statements
    The statements, other than statements of historical fact, included in this press release are forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as ''may,'' ''will,'' ''expect,'' ''intend,'' ''estimate,'' ''anticipate,'' ''plan,'' ''seek'' or ''believe.'' We believe that the expectations reflected in such forward-looking statements are accurate. However, we cannot assure you that such expectations will occur. Our actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to, the following:

  * our ability to service our significant amount of indebtedness;
  * our inability to achieve profitability;
  * our ability to sustain our revenues;
  * our dependence on economic conditions in the local markets we serve;
  * significant and growing competition in the telecommunications industry;
  * the advent of new technology that may force us to expand or adapt our network in the future;
  * our dependence on market acceptance of DSL-based services;
  * the success of efforts to expand our service offerings and grow our business;
  * our ability to execute our acquisition strategy, including successfully integrating acquired businesses;
  * our ability to implement our business plan for our edge-out services successfully;
  * unanticipated network disruptions;
  * our ability to obtain and maintain the necessary rights-of-way for our networks;
  * the financial difficulties of other companies in the telecommunications industry with which we have material relationships;
  * our ability to compete effectively with the Regional Bell Operating
      Companies;
  * our dependence on our key personnel;
  * our ability to raise additional capital on acceptable terms and on a timely basis;
  * a reduction in universal service fund payments; and
  * our regulatory environment.

    For more information, see the "Risk Factors" section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (File No. 333-36804) filed with the Securities and Exchange Commission.

    You should not unduly rely on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect events or circumstances occurring after the date of this press release or to reflect the occurrence of unanticipated events.


     Madison River Capital, LLC operates as Madison River Communications and is a wholly owned subsidiary of Madison River Telephone Company, LLC. Madison River Communications operates and enhances rural telephone companies and uses advanced technology to provide competitive communications services in its edge-out markets. Madison River Telephone Company, LLC is owned by affiliates of Madison Dearborn Partners Inc., Goldman, Sachs & Co. and Providence Equity Partners, the former shareholders of Coastal Utilities, Inc. and members of management.

                          MADISON RIVER CAPITAL, LLC
               Condensed Consolidated Statements of Operations
                            (Dollars in thousands)
                                 (Unaudited)


                                               Second Quarter Ended         Six Months Ended
                                                June 30,    June 30,      June 30,    June 30,
                                                  2005        2004          2005        2004
                                               ---------------------     ---------------------

Operating revenues:
   Local services                               $  31,283      31,974     $  62,656     64,667
   Long distance services                           3,976       3,710         7,835      7,516
   Internet and enhanced data services              5,946       4,945        11,712      9,785
   Edge-out services                                2,645       3,070         5,370      6,201
   Miscellaneous telecommunications service
     and equipment                                  3,854       4,105         8,061      8,214
                                                 --------    --------      --------   --------
Total operating revenues                           47,704      47,804        95,634     96,383
                                                 --------    --------      --------   --------

Operating expenses:
   Cost of services and sales (exclusive of
     depreciation and amortization expenses)       13,503      13,427        27,307     26,862
   Depreciation and amortization                    9,422      10,707        18,696     22,816
   Selling, general and administrative expenses     8,696       9,888        18,192     20,056
                                                 --------    --------      --------   --------
Total operating expenses                           31,621      34,022        64,195     69,734
                                                 --------    --------      --------   --------

Net operating income                               16,083      13,782        31,439     26,649

Interest expenses                                 (14,127)    (15,114)      (28,542)   (30,287)
Other income, net                                   1,009         727         2,031      1,592
                                                 --------    --------      --------   --------

Income (loss) before income taxes                   2,965        (605)        4,928     (2,046)

Income tax expense                                    894       1,889         2,263      1,728
                                                 --------    --------      --------   --------

Net income (loss)                               $   2,071      (2,494)    $   2,665     (3,774)
                                                 ========    ========      ========   ========






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